Exhibit 10.8

MULTI-TENANT OFFER TO LEASE

(THE “OFFER”)

Date: April 2, 2009

WESCOM INC. (“Tenant”) hereby offers to lease from 2725312 CANADA INC. (“Landlord”) certain premises being Units 4 and 5 (collectively, the “Premises”) in the building municipally known as 6975 Creditview Road, Mississauga, Ontario (“Building”) located on the Lands more particularly described in the Lease (as defined herein)(which may collectively be called “Project”), on the terms and conditions set out below.

1.	PREMISES

The Premises comprise:

(a)	Unit 4, comprising a Rentable Area of approximately twenty-four thousand, eight hundred and ninety (24,890) square feet approximately as shown hatched on the plan attached hereto as Schedule “A”; and

(b)	Unit 5, comprising a Rentable Area of approximately seventeen thousand, six hundred seventy-five (17,675) square feet, approximately as shown outlined on the plan attached hereto as Schedule “A”,

for an aggregate of approximately forty-two thousand, five hundred and sixty-five (42,565) square feet of Rentable Area of the Building, subject to measurement by Landlord’s Architect in accordance with the provisions of the Lease.

2.	TERM

The Lease for the Premises shall be for a term (“Term”), collectively, of:

(a)	Unit 5: ten (10) years and four (4) months from March 1, 2010 (“Unit 5 Commencement Date”) to June 30, 2020 (“Expiry Date”), and

(b)	Unit 4: ten (10) years from July 1, 2010 (“Unit 4 Commencement Date”) to the Expiry Date.

Save and except where expressly set out herein, the Unit 5 Commencement Date and the Unit 4 Commencement Date shall be known collectively as the “Commencement Date”.

3.	UNIT 4

(a)	It is hereby acknowledged by the parties hereto that Tenant, through its wholly-owned subsidiary, Wescom Solutions Inc., is currently the occupant of Unit 4 pursuant to the provisions of a sub-sublease agreement (“Sub-sublease”) with Accredited Processing Services Inc. (“Subtenant”) for a term which expires February 26, 2010, two (2) days prior to the Unit 4 Commencement Date (such two (2) day period being hereinafter referred to as the “Reversionary Period”), to which Landlord granted its consent pursuant to a consent agreement between Landlord, Tenant, Subtenant, Accredited Home Lenders Holding Co., Inc. (“Indemnifier”) and Yellow Pages Inc., successor to Verizon Information Services (Canada) Inc. (“Head Tenant”) and dated April 25, 2008 (“Sub-sublease Consent”).

(b)	It is hereby acknowledged by the parties hereto that Subtenant is currently the sub-landlord of Unit 4 pursuant to the provisions of a sublease agreement (“Sublease”) with Head Tenant for a term which expires February 27, 2010, to which Landlord granted its consent pursuant to a consent agreement between Landlord, Sub Tenant, Indemnifier and Head Tenant and dated November 25, 2005 (“Sublease Consent”).

(c)	During the Reversionary Period, when the Sub-sublease has expired but Head Tenant continues to be the head tenant of Unit 4 pursuant to the provisions of its lease for Unit 4 with Landlord dated September 9, 2002 (“Head Lease”), Tenant will be required to obtain the written consent of Subtenant and Head Tenant to allow Tenant to continue to remain in occupancy and possession of Unit 4. Landlord hereby consents to such continued occupancy and possession of Unit 4 by Tenant during the Reversionary Period. For greater certainty, during the Reversionary Period, all of the terms of the Head Lease shall continue to govern with respect to Unit 4.

(d)	In the event that Landlord terminates either the Sublease or Head Lease as a result of the default by Subtenant or Head Tenant, as the case may be, or in the event that the Sublease or Head Lease is otherwise disclaimed or repudiated as a result of the bankruptcy or insolvency of Subtenant or Head Tenant, as the case may be, notwithstanding anything contained in the Sublease, Head Lease, Sublease Consent or the Sub-sublease Consent to the contrary, Tenant shall be entitled to remain in possession of Unit 4 and the Unit 4 Commencement Date of the Lease shall be advanced to be the date of termination, disclaimer or repudiation of the Sublease or Head Lease, as the case may be, without affecting the Expiry Date.

(e)	In the event that Landlord terminates the Sub-sublease Consent as a result of the default by Tenant, as Sub-subtenant thereunder (in its capacity as sub-subtenant) or in the event that the Sub-sublease is otherwise disclaimed or repudiated as a result of the bankruptcy or insolvency of Tenant (in its capacity as sub-subtenant), notwithstanding anything contained herein to the contrary, at Landlord’s option and in addition to any other rights accorded to Landlord hereunder or at law, Landlord shall be entitled to terminate this Offer and the Lease with respect to the whole of the Premises or with respect to Unit 4 only, at Landlord’s option, to be executed effective as at the date of such termination, disclaimer or repudiation of the Sub-sublease, as the case may be, and all amounts otherwise due and payable hereunder, or under the Lease, shall immediately become due and payable to Landlord.

(f)	Tenant acknowledges and confirms that:

(i)	it has good right, full power and authority to enter into the Lease for Unit 4 in the manner as aforesaid;

(ii)	it has not executed, nor will it execute, any agreement with Head Tenant or the Subtenant to extend the term of the Head Lease or Sub-sublease (which is the subject of the Sublease Consent), as the case may be, or otherwise enter into any agreement with Head Tenant or Subtenant to otherwise remain in possession of Unit 4 beyond the expiry of the Head Lease;

(iii)	it has obtained reasonable assurances from each of Subtenant and Tenant confirming they have not entered into any agreement to otherwise allow Subtenant to remain in possession of Unit 4 beyond the expiry of the Head Lease;

(iv)	Tenant shall indemnify and hold harmless Landlord from and against any and all liabilities, claims, damages, losses and expenses, due to or arising from or to the extent contributed to by any breach by Tenant of any provisions contained herein.

4.	FIXTURING PERIOD

(a)	Tenant shall be entitled to vacant possession of the Premises from the date which is the later to occur of:

(i)	the date upon which the Lease has been fully executed and delivered; and

(ii)	with respect to:

(A)	Unit 5, November 1, 2009 (“Unit 5 Delivery Date”), but if Landlord is unable to obtain vacant possession of Unit 5 by such date for any reason whatsoever, this Offer and the Lease to be executed pursuant hereto shall not be void or voidable and Landlord shall not be liable for any losses, costs or damages whatsoever resulting therefrom and the Unit 5 Commencement Date shall be delayed by the number of days, if any, which fall between November 1, 2009 and the Unit 5 Delivery Date but, for greater certainty, there shall be no delay to the Expiry Date; and

(B)	Unit 4, March 1, 2010 (“Unit 4 Delivery Date”).

Save and except where expressly set out herein, the Unit 5 Delivery Date and the Unit 4 Delivery Date shall be known collectively as the “Delivery Date”.

(b)

Tenant shall be entitled to occupy each of Unit 5 and Unit 4 from the Unit 5 Delivery Date and the Unit 4 Delivery Date, respectively, and continuing thereafter for a maximum of four (4) months, up to and including the day immediately preceding the Unit 5 Commencement Date and the Unit 4 Commencement Date, respectively, for the purpose of completing the Tenant’s Work (as hereinafter defined) in Unit 5 and Unit 4, as the case may be and, thereafter, in order to commence carrying on business therefrom (collectively, “Fixturing Period”). During the

- - - 2 - - -

Fixturing Period, Tenant shall not be obliged to pay Basic Rent, Operating Costs, Management Fee or Realty Taxes with respect to such portion of the Premises being occupied but shall be liable for its separately metered utilities and the costs of any additional services in accordance with the Lease for which Tenant will continue to be obligated to pay, and Tenant shall be subject to all the other terms and conditions of the Lease insofar as they are applicable including, without limitation, the obligation to maintain insurance, and the provisions relating to the liability of Tenant for its acts and omissions, and the acts and omissions of its servants, employees, agents, contractors, invitees, concessionaires and licensees and the indemnification of Landlord and others under the Lease.

(c)	On or before the Unit 5 Delivery Date and the Unit 4 Delivery Date, as the case may be, Tenant shall deliver to Landlord: certificate(s) evidencing requisite insurance coverage under the Lease for such portion of the Premises to be occupied; post-dated Rent cheques (or account information, as the case may be) as required pursuant to the Lease; and evidence, satisfactory to Landlord, that the utilities for such portion of the Premises to be occupied have been changed into the name of Tenant.

5.	BASIC RENT

Subject to adjustment in accordance with the provisions of Section 1 hereof, Tenant shall pay as basic rent, monthly, in advance, on the first day of each month during the Term, an amount per square foot of Rentable Area of the Premises as follows:

UNIT 5 RENTAL PERIOD	RATE PER SQ. FT. RENTABLE AREA PER ANNUM
March 1, 2010 to June 30, 2015	$14.00
July 1, 2015 to June 30, 2020	$16.00

UNIT 4 RENTAL PERIOD	RATE PER SQ. FT. RENTABLE AREA PER ANNUM
July 1, 2010 to June 30, 2015	$14.00
July 1, 2015 to June 30, 2020	$16.00

6.	DEPOSIT

Within three (3) business days of unconditional acceptable of this Offer, Tenant shall deliver to Landlord a rent deposit (“Deposit”) made payable to 2725312 CANADA INC. in the amount of One Hundred and Five Thousand Dollars ($105,000.00), to be held by Landlord in an interest bearing account or guaranteed investment certificate(s), in amounts and on terms and conditions to be determined by Landlord, in its sole discretion, with such interest to be credited to Tenant’s rental account on an annual basis for the benefit of Tenant, as security for the performance by Tenant of its obligations under the Lease, all in accordance with the provisions of the Lease.

7.	USE

Tenant shall not use or permit the Premises to be used for any purpose other than as general business offices of an information technology services company, in accordance with all Laws and in keeping with the standards of a first class industrial/office building. Tenant acknowledges that Landlord is making no representation or warranty as to Tenant’s ability to use the Premises for its intended use and Tenant shall prior to executing this Offer perform such searches and satisfy itself that its use is permitted under all applicable Laws and that Tenant will be able to obtain an occupancy permit.

In addition to and as ancillary to the foregoing, Tenant shall be entitled to use a portion of Unit 5 as a fitness facility for use by Tenant’s employees only (the “Exercise Facility”) on the following terms and conditions:

(i)	the Exercise Facility shall not exceed approximately 3,000 square feet of Rentable Area of Unit 5 and shall be provided by Tenant at its sole cost and expense and shall be installed and operated otherwise in accordance with applicable Laws and the applicable provisions of the Lease;

(ii)

Tenant shall be permitted to install a tread pool (“Tread Pool”) within the Exercise Facility, which shall not exceed approximately 200 square feet in size. The Tread Pool shall be an above ground, pre-fabricated unit, to be installed and maintained at Tenant’s sole expense by a reputable contractor who has received the prior written approval of Landlord, and Tenant shall thereafter be responsible for quarterly inspections of the Exercise Facility by an Approved Consultant (as defined in the Lease) to ensure there is no development of mold or other Hazardous Substances

- - - 3 - - -

within the Premises as a result of the presence of the Tread Pool or the Exercise Facility. Tenant shall deliver to Landlord copies of its annual maintenance and quarterly inspection contracts for the Exercise Facility and any service reports generated in connection therewith, including confirmation, satisfactory to Landlord, that all maintenance, repairs and/or replacements required or recommended by such service reports have been completed;

(iii)	the Exercise Facility shall at all times be used and operated in a first class manner;

(iv)	Tenant shall take every reasonable precaution to ensure that the use and operation of the Exercise Facility does not disturb any other tenants or any other Persons permitted to be on the Project and, for greater certainty, shall ensure no undue noises or vibrations emanate from the Premises;

(iv)	Tenant shall cause each user of the Exercise Facility to execute a liability waiver confirming that such user assumes all risk and liability for its use of the Exercise Facility;

(v)	Landlord shall not be liable for any losses, costs, damages, liabilities, actions, suits, etc. which arise from or are associated with the Exercise Facility Tenant hereby indemnifies Landlord from any loss, costs, damages and claims (including personal injury, illness or death of persons) or any loss of damage to property, resulting from the use thereof by Tenant or any of Tenant’s Parties;

(vi)	no portion of the Exercise Facility shall be visible from the exterior of the Premises;

(viii)	Tenant shall ensure that any additional insurance coverage which may be required to be carried by Tenant as a prudent operator of the Exercise Facility and the Tread Pool is obtained by Tenant at its sole expense and shall provide evidence of such coverage to Landlord upon request; and

(v)	Tenant shall provide copies to Landlord of any licenses or other permits required in connection with the Exercise Facility, all of which must be obtained by Tenant, at its sole cost and expense, prior to commencing operations of the Exercise Facility.

In addition, Tenant shall be installing a stove/grill in the kitchen area in the Premises for use by its employees and Tenant shall install the necessary venting and alterations to HVAC required by municipal by-laws for the installation of a stove/grill.

8.	NET LEASE

The Lease shall be absolutely net to Landlord, and Landlord shall have no obligations with respect to the Project except as expressly set out in the Lease. All Basic Rent and Additional Rent (as defined in the Lease) shall be payable monthly in advance by Tenant without deduction, set-off or abatement for any reason whatsoever. In addition to payment of Basic Rent, Tenant shall be responsible for: (a) Tenant’s Proportionate Share of all Operating Costs (as defined and as calculated in accordance with the Lease) being all costs incurred in the operation, maintenance, repair, replacement, administration and management of the Project (including insurance and Capital Taxes, but only to the extent payable by, or assessed against, Landlord, any Person acting on behalf of Landlord and/or any other Person who owns a legal or beneficial interest in the Project or any part thereof, it being acknowledged that, as at the date hereof, Landlord does not pay Capital Tax); (b) Tenant’s share of Realty Taxes (as defined and as calculated in accordance with the Lease); (c) utilities; (d) a Management Fee of up to five percent (5%) of Tenant’s Proportionate Share of gross amounts received or receivable by Landlord in respect of the Project for all items, including all such items as are included in the Lease as Rent, assuming full occupancy and disregarding any reduction, limitation, deferral or abatement of any amounts in the nature of Rent; (e) all maintenance, repairs and replacements required to the Premises, and (f) such other amounts, costs or charges as are required to be paid by Tenant pursuant to any provision of the Lease.

The capitalized terms herein shall have the meaning ascribed to them in the Lease. The parties agree that Landlord has estimated that Tenant’s obligations hereunder in respect of Operating Costs, Management Fee and Realty Taxes for the year 2009 would be approximately Four Dollars and Fifty-Nine Cents ($4.59) per square foot of the Rentable Area of the Premises; it is understood that this estimate by Landlord is a bona fide estimate made by Landlord as of January 1, 2009, but that it is not intended by Landlord to be relied upon by Tenant and is not binding and does not impose liabilities on Landlord or affect Tenant’s obligations hereunder.

For clarity, it is acknowledged and agreed by the parties hereto that the foregoing estimate of Operating Costs does not include the cost for provision of janitorial services within the Premises, nor does it include the cost of providing gas and hydro to the Premises. Tenant shall be responsible, at its sole cost and expense, using reputable contractors which have first received Landlord’s written consent, for the provision of janitorial services to the Premises in accordance with Building Standard.

As at the date hereof, the Premises are separately metered for the consumption of hydro and gas only and, accordingly, the aforementioned estimate of Operating Costs includes Tenant’s Proportionate Share of the cost of

- - - 4 - - -

supplying water to the Premises. On or before the Commencement Date, Tenant shall be required to install, at Tenant’s expense, in accordance with the applicable provisions of the Lease, a separate meter or meters to measure the consumption of water in the Premises and, thereafter, the estimate of Operating Costs shall be revised accordingly.

From and after the Commencement Date, gas, water and hydro consumption to the Premises will be measured by way of separate meters and Tenant shall pay the cost thereof directly to the supplier of same.

9.	FIXTURES

(a)	Tenant agrees to design and construct all improvements and fixtures on the Premises and operate the business on the Premises in a first class manner. Upon the expiry or earlier termination of the Lease, Tenant shall remove from the Premises:

(i)	all of its trade fixtures and personal property (provided Tenant is not then in default); and

(ii)	such of the Leasehold Improvements which were installed:

(A)	without Landlord’s consent; or

(B)	with Landlord’s consent, unless at the time Landlord granted such consent, Landlord advised Tenant in writing that Tenant would not be required to remove same at the expiry or earlier termination of the Term and, at such expiry or earlier termination, Tenant produces such written evidentiary documentation to Landlord, and shall restore the Premises to the condition in which they existed prior to the installation and removal of such trade fixtures, personal property and Leasehold Improvements, or to base building condition as determined by Landlord, and shall repair any damage caused thereby.

Notwithstanding anything contained in the foregoing, Tenant shall not have any obligation to remove any Leasehold Improvements which existed on the Premises prior to the Commencement Date save and except for those Non-Standard Leasehold Improvements (including all cabling, wiring, conduit, connections and other attachments associated therewith) as Landlord shall require to be removed and Tenant shall restore the Premises and the Project to the condition in which they existed prior to the installation and removal of such Non-Standard Leasehold Improvements and shall repair any damage caused thereby. “Non-Standard Leasehold Improvements” mean the following items which are deemed by Landlord to either be atypical for a normal general business office or unusable by Landlord in re-leasing the Premises to a successor tenant: the creation within the Premises of a large number of small offices and corridors which change direction or discontinue; computer rooms and/or any other raised-floor environments; modifications to the base building standard systems (including, without limitation, the installation of supplemental heating, ventilating and air conditioning systems and modifications to the electrical, lighting and security systems installed and/or implemented for the specific use of the Premises); telecommunication equipment; vaults and, whether located within the Premises or elsewhere in the Project, any back-up and/or emergency power supplies, antennae, satellite dishes or other communication facilities, all electrical, mechanical and exhaust systems installed for the stove/grill in the kitchen facilities, any shower facilities and the Exercise Facility, including the Tread Pool.

Notwithstanding the foregoing, it is understood and agreed that, upon the expiry or earlier termination of the Lease, Tenant shall not be required to: restore any offices removed from Unit 5; reinstall any existing T-Bar ceiling which is removed from or altered within Unit 5; re-distribute any of the HVAC equipment serving the Premises (nor shall Tenant be required to reinstall any cabling, wiring, conduit, connections and other attachments associated therewith); reinstall or rearrange any of the other existing Leasehold Improvements in Unit 5 which Tenant removes, relocates or otherwise alters, all of which work, as of the date hereof, is intended to form part of the Tenant’s Work, provided any such work is completed prior to the Commencement Date.

(b)

Tenant shall be entitled to make repairs, replacements, changes, additions, improvements and alterations (collectively “Alterations”) to the Premises provided it has first obtained the prior written consent of Landlord, which consent shall not be unreasonably withheld unless such proposed Alterations might: (i) in any way affect the demising walls or entrances of the Premises or any base building systems within the Project; (ii) in the opinion of Landlord, detrimentally affect the appearance or quality of the Premises or the portion of the Project in which the

- - - 5 - - -

Premises are located; or (iii) in any way affect the coverage of the Project for zoning purposes, or parking requirements for the Project, in any of which cases such consent may be withheld unreasonably and in Landlord’s sole discretion.

10.	INSURANCE

Throughout the Term, and any other period during which Tenant is in occupancy of the Premises, Tenant shall, at its own expense, maintain insurance coverage in form and content acceptable to Landlord naming Tenant as insured and naming Landlord and any others designated by Landlord as additional insureds and as loss payee as their respective interests may appear. Such insurance shall contain a waiver of Tenant’s insurers rights of subrogation against Landlord and shall include, without limitation: commercial general liability insurance with inclusive limits of not less than Five Million Dollars ($5,000,000.00) on a per occurrence basis; boiler and machinery insurance; business interruption and extra expense insurance; property insurance and such other insurance as Landlord may require and as may be more particularly set forth in the Lease.

11.	CONDITION OF THE PREMISES

(a)	Unit 4

Landlord shall have no obligation to construct any Leasehold Improvements in Unit 4 in connection with Tenant’s continued occupancy thereof and Tenant’s continued occupancy of Unit 4 shall be conclusive evidence against Tenant that Unit 4 is in good order and satisfactory condition. Any leasehold improvement work which Tenant intends to complete within Unit 4 prior to the Unit 4 Commencement Date shall be governed by the applicable provisions of the Head Lease and shall be subject to Tenant’s receipt of prior written approval from each of the Subtenant and Head Tenant. Any leasehold improvement work which Tenant intends to complete within Unit 4 during the Unit 4 Term shall be governed by the applicable provisions of the Lease contemplated herein.

(b)	Unit 5

Tenant shall accept possession of Unit 5 in the condition in which it is received by Landlord, “as is”, without any obligation on the part of Landlord to perform any work in Unit 5 in connection with Tenant’s intended use thereof, save and except that Landlord shall ensure the existing HVAC, electrical, mechanical, plumbing and life safety systems serving Unit 5, based on the configuration of Unit 5 as of the date hereof, are in good working order as of the Unit 5 Delivery Date and occupancy of Unit 5 by Tenant shall be conclusive evidence against Tenant that, at the time Tenant assumed occupancy, Unit 5 was in good order and satisfactory condition and that Tenant has accepted Unit 5.

Provided the Lease has been executed by both parties, Tenant agrees to comply with the provisions of and perform the work on its part to be performed pursuant to Tenant’s Work in Schedule “B” attached hereto.

12.	LEASE

On or before April 15, 2009, Tenant shall execute and return to Landlord the Landlord’s standard form of lease for the Project as of March 23, 2009, a copy of which has been provided to Tenant, with the specific terms of this Offer incorporated (the “Lease”), subject to such amendments to the non-financial provisions thereof as are requested by Tenant and agreed to by Landlord, both parties acting reasonably. The Lease shall not conflict with any of the terms of this Offer, but Tenant acknowledges that the terms of this Offer will be considerably elaborated upon in the Lease. Prior to execution of the Lease, it is agreed that, in the event that there is a difference or contradiction between the terms of the Lease and this Offer, the terms of the Lease, to the extent to which such terms have then been agreed upon between the parties, shall apply and prevail; from and after the date upon which the Lease has been fully executed and delivered, the terms of the Lease shall prevail. If Tenant fails to execute and deliver the Lease on or before the Commencement Date, all the terms of the Lease shall nevertheless apply and Landlord shall have all rights and remedies available to it under the Lease and at law for a default by Tenant. It is understood and agreed that section 14.3 of the Lease contemplated above shall provide that the provisions thereof shall not apply save and except in the event of a Transfer by way of a sublease of the entire Premises by the Tenant.

13.	ASSIGNMENT AND SUBLETTING

Notwithstanding any statutory provision to the contrary, neither this Offer nor the Lease may be assigned or otherwise transferred by Tenant (it being agreed that if Tenant is a corporation, any change of control of the corporation shall be deemed to be an assignment hereunder) without Landlord’s prior written consent, which may be arbitrarily withheld, until the Lease has been fully executed and delivered and the Commencement Date has occurred, after which time Landlord’s consent to any such Transfer (as defined in the Lease) shall not be unreasonably withheld or delayed but shall be subject to the provisions of the Lease.

- - - 6 - - -

14.	UNAVOIDABLE DELAYS

Whenever and to the extent that either party is unable to fulfil any obligation pursuant hereto, other than the payment of any Rent, by reason of unavailability of labour or materials or any other cause beyond its control or by adverse weather conditions (being weather conditions which preclude any work at the Project for a substantial part of a work day which causes the construction schedule to be delayed) or any Acts of God and not caused by its default and not avoidable by the exercise of reasonable effort or foresight, such party shall, so long as any such cause exists, be relieved from the fulfilment of any such obligation and the other party shall not be entitled to any compensation for any loss or damage occasioned thereby. For greater certainty, the provisions of this Section 12 shall also include any delays experienced by Landlord in obtaining any permits or materials or approvals to plans or otherwise required from any party (save and except Tenant) necessary for Landlord’s Work and any delays resulting from items constituting force majeure under any construction agreement entered into by Landlord for the construction of the Premises.

15.	LANDLORD’S CONDITIONS

Within five (5) business days after acceptance of this Offer, Tenant shall deliver to Landlord a completed credit application and such other information as Landlord requires (“Information”) to satisfy itself as to the financial strength of Tenant and Tenant hereby consents to Landlord making independent credit inquiries for that purpose, it being acknowledged and agreed that Tenant has already provided copies of its current financial statements to Landlord and other credit information. This Offer is conditional for a period of ten (10) business days following Landlord’s receipt of the Information for Landlord to satisfy itself as aforesaid and in order for Landlord to obtain the approval of its senior management. If Landlord fails to notify Tenant in writing that these conditions have been either satisfied or waived by Landlord within such conditional period, this Offer shall be null and void and of no further force or effect. In the event of such termination Landlord shall return forthwith any Deposit received by it to Tenant without interest or deduction and Landlord shall not be liable for any losses, damages or costs whatsoever. These conditions have been inserted for the sole benefit of Landlord and may be waived by Landlord, in its sole and absolute discretion, at any time on notice in writing to Tenant.

16.	LANDLORD’S CONTROL OF THE PROJECT

Landlord shall have the right to add to, subtract from or alter the shape or dimensions of all or any portion of the Project, including the Premises and/or to relocate the Premises within the Project, provided that the Premises as altered or relocated shall be reasonably similar to the Premises shown outlined on Schedule “A” annexed hereto in respect of size. Landlord shall also have the right to alter or relocate any other components of or contained within the Project. Notwithstanding anything contained in the foregoing to the contrary, Landlord shall have no right to relocate the Premises.

17.	NOTICES

Notices under this Offer shall be in writing, signed by the party giving notice and sent by prepaid registered mail, facsimile or electronic transmission or delivered, addressed as follows:

To Tenant:	CB Richard Ellis Limited, 2001 Sheppard Avenue East, Suite 300, Toronto, Ontario, M2J 4Z8 Attention: Gary Williamson, Fax: 416-494-6435

To Landlord:	c/o Bentall LP, 10 Carlson Court, Suite 500, Etobicoke, Ontario, M9W 6L2, Attention: Tracy Macdonald, Vice President, Office Leasing, Fax: 416 674-7738, tmacdonald@bentall.com.

Any notice so given shall be deemed to have been given at the time of personal delivery or to have been received on the second business day following the date of mailing. If transmitted by facsimile or electronic transmission, any notice or document shall be deemed to have been received on confirmation of transmission.

18.	MISCELLANEOUS

(a)	Landlord and Tenant agree that this Offer, when executed, and/or the execution hereof, may be communicated by telecopier and/or facsimile and/or electronic transmission and that such agreement shall be legal and binding upon the parties hereto.

(b)	This Offer shall enure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, successors and assigns, (subject to the express restrictions contained herein). If Tenant consists of more than one person, their obligations hereunder and under the Lease shall be joint and several.

- - - 7 - - -

(c)	This Offer shall be governed by, and the parties hereto shall attorn to, the laws of the Province of Ontario.

(d)	This Offer (including all Schedules, Appendices and Exhibits) constitutes the complete agreement between the parties and there are no covenants, representations, agreements, warranties or conditions in any way relating to the subject matter of this Offer or the Lease, express or implied, collateral or otherwise, except as expressly set forth herein.

(e)	This Offer is entered into subject to the provisions of and compliance with the provisions of all applicable legislation dealing with planning restrictions.

(f)	Time is of the essence of all terms of this Offer.

(g)	If any provision of this Offer is illegal, unenforceable or invalid, it shall be considered separate from this Offer and the remaining provisions hereof shall remain in full force and effect.

(h)	The undersigned officers of Tenant hereby represent and warrant to Landlord that Tenant is a corporation in good standing and duly organized under the laws of the Province of Ontario, or if chartered in a province other than Ontario, is a corporation in good standing and duly organized under the laws of such province and is authorized to do business in the Province of Ontario and that the Offer has been and the Lease will be validly executed and delivered by Tenant and is and will be valid and enforceable against Tenant.

19.	OCCUPANCY PERMIT

If required, Tenant shall be responsible to apply to the City in which the Building is located for an occupancy permit for Unit 5 on or before the Unit 5 Delivery Date and a renewal occupancy permit for Unit 4 on or before the Unit 4 Term Commencement Date.

20.	HEATING, VENTILATING AND (IF APPLICABLE) AIR CONDITIONING UNITS

Landlord will be responsible for quarterly inspection and general maintenance of the HVAC Units, the costs for which shall be included in Operating Costs. For greater certainty, all repairs which are from time to time necessitated to the HVAC Units, as determined by Landlord, shall be completed by Tenant at its expense using contractors which have received the prior written approval of Landlord and otherwise, shall be completed in accordance with the applicable provisions of the Lease. In addition thereto, any replacement of the HVAC Units which may from time to time be required, as determined by Landlord, shall be completed by Landlord, the costs for which shall, to the extent to which, in accordance with reasonable principles generally used in the commercial real estate industry in the Greater Toronto Area (“Real Estate GAAP”), shall not be charged fully in the year incurred, be amortized over such period as determined by Landlord, in accordance with Real Estate GAAP, and such amortized costs, plus interest, shall be included in Operating Costs, except to the extent to which such replacements are necessitated due to the act or omission of Tenant or Tenant’s Parties, in which event Tenant shall be responsible for the cost of same, plus fifteen percent (15%) of such cost as Landlord’s overhead, as Additional Rent, payable to Landlord forthwith upon demand therefor.

21.	ENVIRONMENT

(a)	Tenant covenants with Landlord that Tenant:

(i)	shall be responsible for Hazardous Substances (including the Remediation thereof) introduced on the Lands by Tenant and/or Tenant’s Parties during the Term and during any period of time prior to the Commencement Date during which Tenant or any Tenant’s Parties occupied or had use of all or any portion of the Project for any purpose and during any period of time following the Expiry Date that Tenant and/or Tenant’s Parties use or occupy the Project, or any portion thereof, for any purpose;

(ii)	shall not use or permit or suffer the use of the Premises or any part of the Project to generate, manufacture, refine, treat, transport, store, handle, dispose of, transfer, produce or process any Hazardous Substance or permit the release of any Hazardous Substances from the Premises except in strict compliance with all Environmental Laws including, without limitation, the Environmental Protection Act, R.S.O. 1990, c. E-19 and all other Environmental Laws in respect of environmental, land use, occupation, or health and safety matters.

(b)	Tenant agrees to complete the environmental questionnaire attached hereto as Schedule “D” and to forthwith advise Landlord, in writing, of any changes in its activities that may alter the information provided herein.

- - - 8 - - -

22.	ACCEPTANCE

Landlord shall not be bound pursuant hereto unless this Offer is accepted by Landlord in writing. This Offer shall be irrevocable by Landlord and open for acceptance by Tenant until 4:00 pm on Monday April 16th, 2009 (notwithstanding any further or subsequent oral or written communications between Landlord and Tenant or counteroffers by Landlord), after which time, it shall be null and void and the deposit shall be returned to Tenant without interest or deduction.

23.	PRIVACY POLICY

Tenant consents to Landlord collecting, using and disclosing the personal information in this Offer or otherwise collected by or on behalf of Landlord or its agents, affiliates, or service providers, for the purposes of: (a) determining the suitability of Tenant, both for the Term and any renewal or extension thereof; (b) taking action for collection of Rent in the event of default by Tenant; and (c) facilitating any pre-authorized payment plan adopted by the parties hereto. Consent under this Offer includes consent to the disclosure by Landlord of such information to credit agencies, collection agencies and existing or potential lenders, investors and purchasers.

Tenant also consents to and confirms its authority and that it has all necessary consents to enable the collection, use, and disclosure, as provided in this privacy statement, of personal information about employees of Tenant and other individuals whose personal information is provided to or collected by or on behalf of Landlord in connection with this Offer. To the extent Landlord uses a managing agent, consent under this Offer includes consent for the managing agent to do all such things on behalf of Landlord. Landlord’s current managing agent is Bentall Limited Partnership (“Bentall”). Tenant also consents to the terms of Bentall’s Privacy Policy, a copy of which is available at www.bentall.com, and to the collection, use and disclosure of personal information in accordance with such privacy policy.

24.	SALES TAXES

All amounts quoted herein are exclusive of Goods and Services Tax.

25.	AGENCY DISCLOSURE

(a)	Bentall, in its capacity as authorized agents for Landlord, hereby discloses, in accordance with the ‘Real Estate and Business Brokers’ Act, 2002 (Ontario), that it: (i) acts on behalf of Landlord, (ii) owes a fiduciary duty to Landlord in this transaction and (iii) shall be compensated by Landlord.

(b)	The parties hereto acknowledge and confirm that CB Richard Ellis Limited, Realtor (“CBRE”) is Tenant’s broker and, as such, is acting on behalf of Tenant in this Offer, and shall be paid by Landlord in accordance with a separate commission agreement between CB Richard Ellis Limited and Landlord.

DATED AT Mississauga, this 2 day of April 2009.

Tenant:

WESCOM INC.

Per:	/s/ Mike Wessinger
Per:
I/We have the authority to bind the corporation

ACCEPTANCE BY LANDLORD

Accepted by Landlord this 3rd day of April 2009.

Landlord:

BENTALL LIMITED PARTNERSHIP, BY ITS GENERAL PARTNER, BENTALL G.P. LTD., AS AUTHORIZED AGENTS FOR

2725312 CANADA INC.

Per:	/s/ Bentall G.P. Ltd.
I have the authority to bind Landlord

- - - 9 - - -

SCHEDULE “A”

THE PREMISES

Signage Option #2
Signage Option #1
6975 Creditview Rd.
Mississauga, On
Floor Plan

- - - 10 - - -

SCHEDULE “B”

TENANT’S WORK

1.	Tenant Work

(a)	Prior to the respective Commencement Date for each of Unit 4 and Unit 5, Tenant shall, at its cost and expense,

(i)	complete or cause the completion of all Leasehold Improvements (save and except for any Landlord’s Work) which are required to complete Unit 5 for Tenant’s business operations thereon;

(ii)	paint the Premises;

(iii)	carpet the Premises; and

(iv)	install an opening(s) in the demising wall between Unit 4 and Unit 5;

(collectively, “Tenant’s Work”), which shall be no less than the base building standard then in effect for the Project, all in accordance with the applicable provisions of the Lease and in accordance with the “Tenant Design Criteria Manual”, if any, applicable to the Project.

(b)	Prior to commencing any Tenant’s Work, Tenant shall deliver to Landlord:

(i)	certified copies or certificates of insurance from its contractors and/or sub-contractors engaged to perform the Tenant’s Work, evidencing insurance coverage satisfactory to Landlord, acting reasonably;

(ii)	permit-ready plans, drawings and specifications for the Tenant’s Work for Landlord’s prior written approval; and

(iii)	copies of all building permits required to be obtained by Tenant prior to commencing the Tenant’s Work, it being understood and agreed that the procurement of any such permits is to be undertaken by Tenant at its sole cost and expense. Tenant hereby agrees to indemnify and save harmless Landlord from and against any damages, penalties, fines, claims, losses or liabilities whatsoever incurred by Tenant as a result of any delays in commencing and/or completing the Tenant’s Work due to delays incurred in receiving required permits therefor.

(c)	Any damage to the Premises, the Building or the Project caused during the performance of the Tenant’s Work by Tenant, its contractors, sub-contractors, tradesmen or material suppliers shall immediately be repaired by Tenant to the satisfaction of Landlord, or, at Landlord’s option, by Landlord at the expense of Tenant payable on demand, plus fifteen (15%) percent of such costs for Landlord’s supervision.

(d)	The opinion in writing of the Architect shall be binding on both Landlord and Tenant respecting all matters of dispute regarding the Tenant’s Work, including the state of completion and whether or not work is completed in a good and workmanlike manner and in accordance with plans and specifications for the Tenant’s Work as approved by Landlord.

(e)	Notwithstanding anything contained herein, including without limitation the provisions relating to Landlord’s approval of the plans and specifications pertaining to the Tenant’s Work and to any rights of Landlord to perform any work or do any other thing on Tenant’s behalf, and notwithstanding any notice which may be received by Landlord from any of Tenant’s contractors or sub-contractors, Landlord shall not be liable, and no lien or other encumbrance shall attach to Landlord’s interest in the Premises, pursuant to the Construction Lien Act, in respect of materials supplied or work done by Tenant or on behalf of Tenant or related to the Tenant’s Work, and Tenant shall so notify or cause to be notified all its contractors and sub-contractors and shall indemnify Landlord from any liability whatsoever arising out of the performance of the Tenant’s Work. Tenant hereby acknowledges and agrees that the provision of any materials, work or services performed by Landlord at Tenant’s expense in respect of any of the Tenant’s Work or pursuant to any provision hereof shall be deemed to be provided by Landlord on Tenant’s behalf as Tenant’s contractor.

- - - 11 - - -

(f)	Upon completion of Tenant’s Work, Tenant shall deliver to Landlord evidence, satisfactory to Landlord, acting reasonably, that all building permits related to the Tenant’s Work have been properly satisfied and closed.

- - - 12 - - -

SCHEDULE “C”

SPECIAL PROVISIONS

1.	Option to Extend

(a)	Tenant shall have the option to extend the Lease for one (1) further term of five (5) years (the “Extension Term”) on the same terms and conditions as contained in the Lease, except that: (i) there shall be no further right to extend after the expiry of the Extension Term; (ii) the Basic Rent shall be Market Rent as determined pursuant to subsection (b) of this section; (iii) there shall be no tenant’s allowance or rent-free period for the Extension Term; and (iv) the Premises shall be accepted by Tenant in “as is” condition at the commencement of the Extension Term without Landlord being required to perform any work. Such right to extend shall be exercisable by notice to Landlord by not later than nine (9) months, and not earlier than twelve (12) months, prior to the expiry of the original Term hereof provided that, at the time of giving of such notice, Tenant is Wescom Inc. and/or a Permitted Transferee and the Lease has not otherwise been assigned and, further, provided Tenant is not then in receipt of a notice of default and has not become bankrupt or insolvent and has not made an assignment for the benefit of creditors and has not taken the benefit of any statute in force for bankrupt or insolvent debtors and a petition in bankruptcy has not been filed against Tenant and a receiving order has not been made against Tenant, failing which such right shall be null and void and forever extinguished.

(b)	The Basic Rent for the Extension Term shall be equal to the market rent for the Premises (“Market Rent”). As used herein, “Market Rent” means the annual rental which could reasonably be obtained by Landlord for the Premises from a willing renewing tenant or willing renewing tenants dealing at arms’ length with Landlord in the market prevailing for a term commencing on the commencement date of the Extension Term, having regard to all relevant circumstances including the size and location of the Premises, the facilities afforded, the terms of the lease thereof (including its provisions for Additional Rent), the condition of the Premises and the extent and quality of the improvements therein (disregarding Tenant’s trade fixtures and also disregarding any deficiencies in the condition and state of repair of the Premises as a result of Tenant’s failure to comply with its obligations hereunder in respect of the maintenance and repair of the Premises) and the use of the Premises and having regard to rentals currently being obtained for space in the Building and for comparable space in other buildings comparably located. The Market Rent for the Extension Term shall be as agreed upon between Landlord and Tenant or, failing agreement by Landlord and Tenant by not later than three (3) months prior to the expiry of the Term hereof the Market Rent shall be established in the manner set out in subsection (c) of this section. In the event that the Basic Rent payable during the Extension Term has not been determined prior to the commencement of the Extension Term, then until such determination has been made, Tenant shall pay Basic Rent at a rate equal to one hundred fifty (150%) percent of the Basic Rent payable during the last year of the original Term hereof. Upon determination of the Basic Rent for the Extension Term, Tenant shall pay to Landlord any deficiency in the payments of Basic Rent previously made by Tenant, or Landlord will credit to Tenant’s rental account any excess of Basic Rent previously paid and shall apply same toward Rent which thereafter accrues due under the Extension Term, until exhausted.

(c)	Either Landlord or Tenant (the “Requesting Party”) shall be entitled to notify the other party hereto (the “Receiving Party”) of the name of an expert for the purpose of determining the Market Rent. Within fifteen (15) days after such notice from the Requesting Party, the Receiving Party shall notify the Requesting Party either approving the expert proposed by the Requesting Party or naming another expert for the purpose of determining the Market Rent. Should the Receiving Party fail to give notice to the Requesting Party within the said fifteen (15) day period, the expert named in the notice given by the Requesting Party shall perform the expert’s functions hereinafter set forth. If Landlord and Tenant are unable to agree upon the selection of the expert within fifteen (15) days after such notice from the Receiving Party to the Requesting Party, then either party shall be entitled to apply to a court to appoint an expert in the same manner as an arbitrator may be appointed by a court under the Arbitration Act, 1991 (Ontario), as amended or replaced.

The expert appointed, either by Landlord and/or Tenant or by a court, shall be qualified by education, experience and training to value real estate for rental purposes in the Province of Ontario and have been ordinarily engaged in the valuation of real property in the municipality in which the Project is located for at least the immediately preceding five (5) years. Within thirty (30) days after being appointed the expert shall make a determination of the Market Rent for the

- - - 13 - - -

Extension Term, without receiving evidence from either Landlord or Tenant. The cost of such determination shall be borne by Tenant. The determination of the expert as to the Market Rent shall be conclusive and binding upon Landlord and Tenant and not subject to appeal.

(d)	Tenant shall execute such documentation as is required by Landlord to give effect to the foregoing.

2.	Signs

Tenant shall not erect, install or display any sign or display on or visible from the exterior of the Premises except for two (2) signs to be erected on the Building to identify Tenant’s business in the Premises, including all fittings and attachments associated therewith, collectively, the “Signs”. Such Signs shall be approximately located as follows: one (1) sign on the north side of Unit 4 and one (1) sign on the west side of Unit 4 in a location as outlined on Schedule “A” attached (Option #1) the size, style, design, colour, precise location and method of affixation of which shall be subject to the prior written approval of Landlord and shall otherwise be subject to compliance with all Laws governing such Signs. In the event the sign on the west side of Unit 4 outlined on Schedule “A” is prohibited due to municipal by-laws, then the Tenant shall have the right to install a sign in the approximate location of the existing “Ratiopharm” sign as of the date hereof (Option #2). Such Signs shall remain the property of Tenant and shall be maintained by Tenant in Building Standard condition at all times during the Term. Tenant shall be solely responsible for all costs associated with the supply, installation, operation, maintenance, repair and replacement of the Signs, including any costs of utilities, insurance and taxes related thereto and any damages caused thereby and, upon the expiry or earlier termination of the Lease, Tenant shall remove the Signs from the Building and shall restore the Building to the condition in which it existed prior to the installation and removal of such Sign, and shall repair any damage caused thereby.

3.	Parking

Parking spaces are made available in the Parking Facilities for parking automobiles on a first come first served basis in common with others of the Project on a twenty-four (24) hour per day basis in such locations as designated from time to time by Landlord or the operator of the Parking Facilities, at a ratio of four (4) spaces for every one thousand (1,000) square feet of Rentable Area for office area, and at a ratio of one point one four (1.14) spaces for every one thousand (1,000) square foot of Rentable Area for warehouse area, based on the assumption that sixty percent (60%) of the Rentable Area of the Project consists of office area. There shall be no licence fee payable by Tenant for its use of such parking spaces but Tenant shall be responsible for its Proportionate Share or share, as the case may be, of Operating Costs, Management Fee and Realty Taxes attributable to the Parking Facilities.

4.	Access

(a)	Subject to all other relevant provisions of the Lease, Landlord grants to Tenant the non-exclusive licence during the Term to use for their intended purposes, in common with others entitled thereto, such portions of the Common Facilities as are reasonably required for the use and occupancy of the Premises, including the Parking Facilities, for their intended purpose during such hours as the Common Facilities are open for use, as determined by Landlord from time to time.

(b)	Subject to Landlord’s rules and regulations and security requirements in effect from time to time, and further, subject to force majeure, maintenance requirements and requirements to repair and/or replace Project systems and infrastructure and subject to the other provisions of the Lease (including Landlord’s ability to control the Project), Tenant shall be provided access to the Premises twenty-four (24) hours per day, each and every day of the year throughout the Term.

(c)	Subject to interruption beyond its control, Landlord will: (i) provide all utility services (including hot and cold running water) for the normal use of the Premises, as determined by Landlord, acting reasonably; and (ii) otherwise operate the Project, all in a reasonable manner in keeping with the Building Standard, the costs of which shall be included in Operating Costs.

- - - 14 - - -

SCHEDULE “D”

ENVIRONMENTAL QUESTIONNAIRE

Tenant’s Name:	Wescom Inc.	Premises:	Units 4 and 5

Address:	6975 Creditview Road, Mississauga, Ontario

Telephone:	(800) 277-5889	Fax:	(905) 858-2248

Person Responsible:	Kyle Bromley

a)	Describe the business activities carried on in the Premises and specify raw materials used, goods manufactured and any resulting waste materials or by-products that are generated;

Software programming, computer training and general administrative operations.

b)	Will the business activities to be carried on in the Premises entail the use, generating or storing of any Hazardous Substances in any quantity? (including but not limited to chemical products, degreasers, corrosives, flammable or combustibles, fuels, solvents, paints, medication, oil, gas, batteries, extinguisher, etc.)

NO        ☒         YES        ☐        (If so, describe…)

c)	Indicate the approximate amounts of Hazardous Substances which will be used or generated, monthly or annually, in the Premises.

N/A

d)	How do you intend to store the Hazardous Substances described in c)?

N/A

e)	How will you dispose of the Hazardous Substances generated in the Premises by your business and who will be the carrier?

N/A

f)	Will the business activities to be carried on in the Premises require that you obtain any certificate of authorization, permit, environmental approvals, or provide environmental data (ie NPRI or Ontario Reg. 127) to government agencies?

NO        ☒         YES        ☐        (If so, give details and attach your certificate)

- - - 15 - - -

g)	Will the business activities to be carried on in the Premises entail the discharge of Hazardous Substances into the sewer system, water system or into the air? If so, will pollution control equipment be required in the Premises to comply with Environmental Law and applicable Laws?

NO        ☒        YES        ☐        (If so, give details and list standards to be met)

h)	Will the business activities to be carried on in the Premises necessitate the installation of an underground or surface storage tank in the Premises or on the Common Facilities?

NO        ☒         YES        ☐        (If so, describe in detail the tank to be installed and material to be stored)

i)	Do you intend to have a prevention training or emergency plan in place to prevent an environmental incident or to deal with one if it occurs?

NO        ☒         YES        ☐        (If so, give details and attach a copy of the plan and/or training procedure)

j)	Does your firm have an environmental management program in place?

NO        ☒         YES        ☐        (If so, give details and attach a copy of the program)

k)	Do you have appropriate insurance to handle Hazardous Substances?

NO        ☒         YES        ☐        (If so, give details and attach a copy of the policy or certificate of such policy)

DATE:	TENANT’S SIGNATURE:

All defined terms where used herein shall have the meaning ascribed to them in the Lease.

- - - 16 - - -